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                   NETWORK SOLUTIONS ANNOUNCES RESIGNATION OF
                  CHIEF EXECUTIVE OFFICER GABRIEL A. BATTISTA

HERNDON, VA., NOVEMBER 16, 1998 - Michael A. Daniels, Chairman of the Board of Network Solutions, Inc. (NASDAQ:NSOL), the leading registrar of Internet addresses, today announced the resignation of Network Solutions' Chief Executive Officer, Gabriel A. Battista. Battista said that he was leaving for a combination "of new challenges and a once in a lifetime opportunity." He added, however, that "he was leaving with a great sense of accomplishment and that he was leaving behind a vibrant business, with a strong financial position and a strong management team."

         Daniels praised Battista for his efforts in building the management infrastructure necessary to accommodate the company's exponential growth over the past two years and expressed confidence in the management team's ability to successfully move into greater competition in domain registration services. While the company conducts a search for Battista's replacement, Daniels said that he will be assuming the executive responsibilities performed by Battista and that Robert J. Korzeniewski, Network Solutions' Chief Financial Officer, will also be acting as the company's Chief Operating Officer and assuming day-to-day responsibilities.

About Network Solutions

         Founded in 1979, Network Solutions, Inc. (NASDAQ:NSOL) is a leader in the Internet and pioneered the development of registering Web addresses ending in .com, .net, .org and .edu. Network Solutions also provides enterprise network consulting services, focusing on network engineering, network security and network management solutions for commercial customers. For more information, see the www.networksolutions.com Web site.

         For Network Solutions, Media: Christopher Clough, chrisc@netsol.com, 703/742-4706. Investor Relations: Bob Korzeniewski, bob@netsol.com, 703/742-4741.

         This announcement contains forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of Internet governance and regulation, increased competition in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services and the company's ability to attract and retain qualified personnel. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission, especially in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998.
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